EXHIBIT 10.29

                           ASSET PURCHASE AGREEMENT

                          Dated as of April 29, 1996

                                 By and Among

                   Castle Dental Centers of Tennessee, Inc.
                                 as Purchaser,

                         Mid-South Dental Center, P.C.
                                   as Seller

                                      and

                           G. Powell Bilyeu, D.D.S.

                               TABLE OF CONTENTS

ARTICLE I

      DEFINITIONS............................................................1
      1.1   Definitions......................................................1

ARTICLE II

      THE TRANSACTION........................................................6
      2.1   Purchase and Sale of Assets......................................6
      2.2   Excluded Assets..................................................7
      2.3   Assumption of Obligations........................................8
      2.4   Nonassignable Contracts and Leases...............................8
      2.5   Closing..........................................................8

ARTICLE III

      PAYMENT OF PURCHASE PRICE..............................................9
      3.1   Amount; Allocation; Delivery.....................................9
      3.2   Purchase Price Adjustment.......................................10

ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF SELLER
      AND DR. BILYEU........................................................11
      4.1   Representations and Warranties of Seller and Dr. Bilyeu.........11
      4.2   Existence and Good Standing.....................................11
      4.3   Authorization and Validity of Agreement.........................11
      4.4   Consents and Approvals; No Violations...........................12
      4.5   No Subsidiaries.................................................12
      4.6   Financial Statements; No Material Adverse Change................12

      4.7   Books and Records...............................................13
      4.8   Title to Properties; Encumbrances; Condition....................13
      4.9   Real Property...................................................13
      4.10  Leases..........................................................14
      4.11  Material Contracts..............................................14
      4.12  Permits.........................................................14
      4.13  Litigation......................................................15
      4.14  Taxes...........................................................15
      4.15  Insurance.......................................................16
      4.16  Intellectual Properties.........................................16
      4.17  Compliance with Laws............................................16
      4.18  Employment Relations............................................16
      4.19  Employee Benefit Plans..........................................17
      4.20  Environmental Laws and Regulations..............................17
      4.21  Interests in Customers, Suppliers, Etc..........................18
      4.22  Compensation of Employees.......................................18
      4.23   Payors.  ......................................................18
      4.24  Accounts Receivable; Accounts Payable...........................18
      4.25  Solvency........................................................18
      4.26  Disclosure......................................................18
      4.27  Broker's or Finder's Fees.......................................19
      4.28  Copies of Documents.............................................19
      4.29  Investment Representations......................................19

ARTICLE V

      REPRESENTATIONS AND WARRANTIES
      OF PURCHASER..........................................................20
      5.1   Representations and Warranties of Purchaser.....................20
      5.2   Existence and Good Standing of Purchaser; Power and Authority...20
      5.3   Consents and Approvals; No Violations...........................20
      5.4   Capital Stock...................................................21
      5.5   Litigation......................................................21
      5.6   Compliance with Laws............................................21
      5.7   Financial Statements............................................22

      5.8   Broker's or Finder's Fees.......................................22

ARTICLE VI

      CONDITIONS TO SELLER'S OBLIGATIONS....................................22
      6.1   Truth of Representations and Warranties.........................22
      6.2   Performance of Agreements.......................................22
      6.3   No Litigation Threatened........................................22
      6.4   Governmental Approvals..........................................23
      6.5   Proceedings.....................................................23
      6.6   Employment Agreements...........................................23
      6.7   Registration Rights Agreement...................................23
      6.8   Consents........................................................23
      6.9   Due Diligence...................................................23

ARTICLE VII

      CONDITIONS TO PURCHASER'S OBLIGATIONS.................................24
      7.1   Truth of Representations and Warranties.........................24
      7.2   Performance of Agreements.......................................24
      7.3   Documents of Conveyance.........................................24
      7.4   No Litigation Threatened........................................24
      7.5   Governmental Approvals..........................................24
      7.6   Consents........................................................25
      7.7   Legal Opinion...................................................25
      7.8   Proceedings.....................................................25
      7.9   New PC..........................................................25
      7.10  Execution of Management Services Agreement......................25
      7.11  Stockholders Agreement..........................................25
      7.12  Subordination Agreement.  ......................................25

ARTICLE VIII

      COVENANTS OF SELLER AND DR. BILYEU....................................25
      8.1   Cooperation by Seller...........................................26

      8.2   Conduct of Business.............................................26
      8.3   Exclusive Dealing...............................................26
      8.4   Review of the Assets............................................26
      8.5   Further Assurances..............................................27

ARTICLE IX

      COVENANTS OF PURCHASER................................................27
      9.1   Cooperation by Purchaser........................................27
      9.2   Books and Records; Personnel....................................27
      9.3   Further Assurances..............................................28
      9.4   Due Diligence Investigation.....................................28

ARTICLE X

      TERMINATION...........................................................29
      10.1  Termination.....................................................29
      10.2  Effect on Obligations...........................................29

ARTICLE XI

      SURVIVAL AND INDEMNIFICATION..........................................30
      11.1  Indemnification of the Seller...................................30
      11.2  Indemnification of the Purchaser................................30
      11.3  Demands.........................................................31
      11.4  Right to Contest and Defend.....................................31
      11.5  Cooperation.....................................................32
      11.6  Right to Participate............................................32
      11.7  Payment of Damages..............................................32
      11.8  Limitation on Indemnification...................................32

ARTICLE XII

      MISCELLANEOUS.........................................................33
      12.1  Entire Agreement................................................33

      12.2  Successors and Assigns..........................................33
      12.3  Counterparts....................................................33
      12.4  Headings........................................................33
      12.5  Modification and Waiver.........................................33
      12.6  No Third Party Beneficiary Rights...............................34
      12.7  Sales and Transfer Taxes........................................34
      12.8  Expenses........................................................34
      12.9  Notice..........................................................34
      12.10 Governing Law...................................................35
      12.11 Confidentiality; Publicity......................................35
      12.12 Severability....................................................36
      12.13 Enforcement.....................................................36

SCHEDULES

      Schedule 2.2      Excluded Contracts
      Schedule 2.3      Assigned Contracts
      Schedule 3.1      Allocation of Purchase Price
      Schedule 3.2      Unaudited Balance Sheet
      Schedule 4.4      Consents
      Schedule 4.6      Material Adverse Change
      Schedule 4.8      Encumbrances
      Schedule 4.9      Real Property
      Schedule 4.10     Leased Personal Property
      Schedule 4.11     Material Contracts and Proposals
      Schedule 4.12     Permits
      Schedule 4.13     Litigation
      Schedule 4.14     Taxes
      Schedule 4.15     Insurance Policies
      Schedule 4.16     Intellectual Property
      Schedule 4.20     Environmental Matters
      Schedule 4.22     Employee Compensation
      Schedule 4.23     Payors
      Schedule 4.25     Solvency
      Schedule 5.3      Required Notices

      Schedule 5.7      Castle Financial Statements

EXHIBITS

      Exhibit A         Form of Promissory Note
      Exhibit B-1       Bilyeu Employment Agreement
      Exhibit B-2       Hamner Employment Agreement
      Exhibit B-3       North Employment Agreement
      Exhibit C         Legal Opinion
      Exhibit D         Stockholders Agreement
      Exhibit E         Registration Rights Agreement
      Exhibit F         Management Services Agreement

                           ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT dated as of April 29, 1996 by and among Castle Dental Centers of Tennessee, Inc., a Tennessee corporation ("Purchaser"), Mid-South Dental Center, P.C., a Tennessee professional corporation ("Seller"), and G. Powell Bilyeu, D.D.S., the sole shareholder of Seller ("Dr. Bilyeu").

                             W I T N E S S E T H:

      WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, substantially all of the property and assets of Seller, all upon the terms and subject to the conditions set forth below.

      NOW, THEREFORE, for the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      1.1 DEFINITIONS. As used herein, the following terms have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "ACCOUNTS RECEIVABLE":  all notes and accounts receivable of Seller.

      "ACCOUNTS PAYABLE": the payables of Seller to trade account and other creditors as of the Closing Date as shown on Schedule 2.3.

      "AFFILIATE": with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

      "AGREEMENT": this Asset Purchase Agreement, as amended from time to time as provided herein.

      "ASSETS":  as defined in Section 2.1 hereof.

      "ASSIGNED CONTRACTS":  as defined in Section 2.3 hereof.

      "ASSUMED OBLIGATIONS":  as defined in Section 2.3 hereof.

      "BALANCE SHEET DATE":  as defined in Section 3.2 hereof.

      "BASE DATE NET ASSET VALUE": as defined in Section 3.2 hereof

      "BOOKS AND RECORDS": all books, records, books of account, files and data (including customer and supplier lists), certificates and other documents related to the conduct of the business or the ownership of the Assets, including personnel records and files, except that the Books and Records shall not include any books, records, files and other data of any Seller which relate exclusively to organizational and corporate governance proceedings of Seller, or patient records which Seller may not lawfully transfer.

      "BUSINESS": the practice of dentistry, including orthodontics and periodontics and all other activities currently conducted by Seller.

      "CLOSING":  as defined in Section 2.6 hereof.

      "CLOSING DATE":  as defined in Section 2.6 hereof.

      "CLOSING DATE BALANCE SHEET": as defined in Section 3.2 hereof.

      "CLOSING DATE NET ASSET VALUE": as defined in Section 3.2 hereof.

      "CODE": the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

      "EMPLOYMENT AGREEMENT": each agreement executed pursuant hereto substantially in the form of Exhibit B attached hereto.

      "ENCUMBRANCES": liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto that would have a Material Adverse Effect.

      "ENVIRONMENTAL CLAIM": any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law (for purposes of this definition, "Claims") or any permit issued under any such Environmental Law, including without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, remedial or other actions of damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

      "ENVIRONMENTAL LAW": any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. ss. 9601 ET SEQ.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss. 1801 ET SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. ss. 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. ss. 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 ET SEQ.; and relevant state and local laws.

      "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

      "EXCLUDED ASSETS":  as defined in Section 2.2 hereof.

      "EXCLUDED CONTRACTS":  as defined in Section 2.2(b) hereof.

      "EXCLUDED LIABILITIES":  as defined in Section 2.4 hereof.

      "FINANCIAL STATEMENTS":  as defined in Section 4.6 hereof.

      "GAAP":  generally accepted accounting principles consistently applied.

      "HAZARDOUS MATERIALS": (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by an governmental authority.

      "INTELLECTUAL PROPERTY": domestic and foreign patents, patent applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information relating to the conduct of the Business.

      "MATERIAL ADVERSE EFFECT": material adverse effect on the assets, liabilities, Business, condition (financial or otherwise), results or operations or prospects of the Seller.

      "NEW PC": Castle Mid-South Dental Center, P.C., a newly organized Tennessee professional corporation organized for the purpose of entering into a Management Services Agreement with Purchaser.

      "PERMITS":  as defined in Section 4.12 hereof.

      "PERMITTED ENCUMBRANCES":  as defined in Section 4.8 hereof.

      "PERSON": any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other department or agency thereof or other entity.

      "PLANS":  as defined in Section 4.19 hereof.

      "PRE-CLOSING PERIODS":  as defined in Section 4.14(a) hereof.

      "PRICE ALLOCATION":  as defined in Section 3.1 hereof.

      "PURCHASE PRICE":  as defined in Section 3.1 hereof.

      "PURCHASER":  as defined in the preamble of this Agreement.

      "RETURNS":  as defined in Section 4.14(a) hereof.

      "RELEASE": disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

      "SELLER" as defined in the preamble of this Agreement.

      "SELLER PROPERTY": any real property and improvements thereon leased, operated or occupied by Seller.

      "TAX": any net income, alternative or add-on minimum tax, advance, corporation, gross income, gross receipts, sales, use, AD VALOREM, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

                                  ARTICLE II

                                THE TRANSACTION

      2.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Seller, and Seller agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser, on the Closing Date, against the receipt by the Seller of the consideration specified in Section 3.1 hereof, the Assets, free and clear of any Encumbrances except Permitted Encumbrances. The term "Assets" shall mean all of the rights, title and interests of Seller in and to the assets used in or relating to the conduct of the Business, tangible and intangible, real, personal and mixed, wheresoever situated and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto. The Assets shall include but are not limited to the following categories of assets:

            (a) Seller's title to, interest in or rights under the leases of real property described in Schedule 4.9 attached hereto together with all buildings, facilities, fixtures and other improvements thereon and all easements, rights-of-way, transferable licenses and permits and other appurtenances thereof;

            (b) plant, machinery, equipment, tools, supplies, inventories, furniture, fixtures, furnishings, vehicles and other fixed assets owned or leased by Seller and used or held for use in the conduct of the Business;

            (c) cash, cash equivalents, deposits, advance payments, securities, letters of credit naming Seller as account party, certificates of deposit, notes, drafts, checks and similar instruments;

            (d) contracts, documents, instruments and general intangibles of Seller, including the name "Mid-South Dental Centers, Inc.", other than the Excluded Contracts;

            (e)   Accounts Receivable as of the Closing Date;

            (f) all licenses, permits, registrations and authorizations, proprietary information, methods, designs, processes, procedures, and all rights held by Seller to other Intellectual Property;

            (g) Books and Records;

            (h) any rights of Seller pertaining to any counterclaims, set-offs or defenses it may have with respect to any Assumed Obligations;

            (i) all prepaid claims, prepaid taxes, prepaid insurance premiums and other prepaid expense items; and

            (j) third-party indemnities, policies of insurance identified by Purchaser, fidelity, surety or similar bonds and the coverages afforded thereby relating to the Assets.

      2.2 EXCLUDED ASSETS. The Assets shall not include any of the following (the "Excluded Assets"):

            (a) each contract set forth on Schedule 2.2(a) (the "Excluded Contracts");

            (b) tax refunds related to the Business or the Assets received or receivable by Seller or Dr. Bilyeu relating to taxes paid by Seller or Dr. Bilyeu for all periods prior to the Closing Date;

            (c) minute books and governance documents of the Seller;

            (d) dentist employment contracts;

            (e) reimbursement contracts with third party insurance companies, managed care contracts and other reimbursement contracts;

            (f) office furnishings, described on Schedule 2.2(f); and

            (g) key man life insurance policies currently maintained on the lives of Philip T. Hamner and David North.

      2.3 ASSUMPTION OF OBLIGATIONS. Upon the sale of the Assets by Seller, Purchaser shall assume and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, only such of the obligations of Seller in respect of (a) the licenses, leases, permits, contracts, notes and other debts set forth in Schedule 2.3 (the "Assigned Contracts") which are being assigned to Purchaser hereunder, (b) the obligations of Seller with respect to the deposits, advance payments and similar prepayments transferred to Purchaser pursuant to Section 2.1 hereof, and (c) Accounts Payable set forth prior to the Closing on Schedule 2.3 (collectively, "Assumed Obligations"). Without limiting the generality of the foregoing, Purchaser expressly shall not assume or be deemed to have assumed, without limitation, any liability or obligation relating to or arising out of any employee benefit plan or arrangement of Seller or any liabilities or obligations thereunder, including but not limited to accrued 401(k) withholdings with the exception of the self insured portion of health insurance claims to the maximum extent of the insurance fund maintained by Seller and acquired by Purchaser (collectively, the "Excluded Liabilities").

      2.4 NONASSIGNABLE CONTRACTS AND LEASES. In the case of any Assigned Contracts which are not by their terms assignable, Seller agrees to use its best efforts to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to Purchaser the benefit thereof. Purchaser shall cooperate with Seller, in such manner as may be reasonably requested, in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all Persons with the authority to grant or withhold consent. If Seller is unable to obtain such necessary written consents for the remaining term of such Assigned Contract, Purchaser shall act as such Seller's agent in the performance of all obligations and liabilities under such Assigned Contract and such Seller shall act as Purchaser's agent in the receipt of any benefits, rights or interests which inure to such Seller under such Assigned Contract.

      2.5 CLOSING. Subject to the satisfaction of the conditions to closing set forth herein, the closing (the "Closing") of the transactions contemplated hereby shall be held at the offices of Waller Lansden Dortch & Davis, 511 Union Street, Suite 2100, Nashville, Tennessee 37219, on or before May 31, 1996, or such other place, date and time as may be mutually agreed upon by the parties hereto. Such time and date are referred to herein as the "Closing Date."

                                  ARTICLE III

                           PAYMENT OF PURCHASE PRICE

      3.1 AMOUNT; ALLOCATION; DELIVERY. At the Closing, in addition to Purchaser's assumption of the Assumed Obligations, Purchaser shall pay to Seller the sum of $5,500,000 (the "Purchase Price"), subject to adjustment as provided in Section 3.2 hereof, which Purchase Price shall be remitted by Purchaser to Seller in the following manner:

            (a) $4,000,000 in cash on the Closing Date, which shall be paid by wire transfer of immediately available funds to an account or accounts of Seller; and

            (b) a five year subordinated promissory note payable in equal quarterly installments of principal and interest to Seller in the original principal amount of $750,000, with interest on the unpaid balance at the rate of 10% per annum, substantially in the form of Exhibit A attached hereto; and

            (c) 150,000 shares of common stock, $.001 par value ("Common Stock"), of Castle Dental Centers, Inc., a Delaware corporation ("Castle"), issued in the name of MidSouth Dental Center, P.C.

      Purchaser and Seller hereby agree to allocate the Purchase Price in accordance with Section 1060 of the Code among the Assets in accordance with
Schedule 3.1 to be attached hereto prior to the Closing Date (the "Price Allocation"). The parties hereby undertake and agree to file timely any information that may be required to be filed pursuant to regulations promulgated under Section 1060(b) of the Code. The parties further agree that they will report the federal, state, municipal, foreign and local and other tax consequences of the purchase and sale hereunder in a manner consistent with the Price Allocation, as so adjusted, and that they will not take any position inconsistent therewith.

      3.2   PURCHASE PRICE ADJUSTMENT.

            (a) Seller previously has delivered to Purchaser unaudited balance sheet of the Seller as of December 31, 1995 (the "Balance Sheet Date"), which is attached hereto as Schedule 3.2(a) (the book value of the Assets included in such balance sheet less the book value of the Assumed Obligations included in such balance sheet is hereinafter referred to as the "Base Date Net Asset Value").

            (b) Within 45 days following the Closing Date, Seller shall prepare and deliver to Purchaser a balance sheet of the Seller as of the Closing Date (the "Closing Date Balance Sheet"), together with a calculation of the book value of the Assets and Assumed Obligations determined on the same basis as the December 31, 1995 balance sheet (such book value of such Assets less such book value of such Assumed Obligations is hereinafter referred to as the "Closing Date Net Asset Value"). Purchaser and its representatives shall have the right to review all work papers and procedures used to prepare the December 31, 1995, balance sheet and the Closing Date Balance Sheet and the calculation of the Base Date Net Asset Value and Closing Date Net Asset Value and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Unless Purchaser, within 20 days after delivery to Purchaser of the Closing Date Balance Sheet, notifies Seller in writing that it objects to either the December 31, 1995, balance sheet or the Closing Date Balance Sheet or the calculation of Base Date Net Asset Value or the Closing Date Net Asset Value, and specifies the basis for such objection, the December 31, 1995, balance sheet and Closing Date Balance Sheet and calculation of the Base Date Net Asset Value and Closing Date Net Asset Value shall become final and binding upon the parties for purposes of this Agreement. If Purchaser and Seller are unable to resolve such objections within 10 days after any such notification has been given, the dispute shall be submitted to a nationally recognized public accounting firm mutually agreed upon by Purchaser and Seller). Such accounting firm shall make a final and binding determination as to the matter or matters in dispute. Purchaser and Seller agree to cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute as soon as practicable.

            (c) For the purposes of the comparison of the Base Date Net Asset Value to the Closing Date Net Asset Value, no effect shall be given to changes during such period to amounts of depreciation or amortization.

            (d) Within 10 days after the Closing Date Net Asset Value has been finally determined, to the extent the difference, if any, between the Base Date Net Asset Value and the Closing Date Net Asset Value exceeds $10,000, such difference shall be paid by Purchaser to Seller (if the Closing Date Net Asset Value exceeds the Base Date Net Asset Value) or by Seller to Purchaser (if the Base Date Net Asset Value exceeds the Closing Date Net Asset Value). Such payment shall be by certified or bank check, and shall include simple interest on such amount at a rate per annum equal to 10% commencing on the Closing Date and continuing until the date of full payment hereunder.

            (e) Purchaser and Seller, in the aggregate, each shall bear one-half of the fees, costs and expenses of the accounting firm retained under subsection
(d) to resolve any dispute.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                                AND DR. BILYEU

      4.1 REPRESENTATIONS AND WARRANTIES OF SELLER AND DR. BILYEU. Seller and Dr. Bilyeu, jointly and severally, hereby represent and warrant to Purchaser as follows:

      4.2 EXISTENCE AND GOOD STANDING. Seller is a professional corporation duly organized and validly existing under the laws of the State of Tennessee. Seller has the full corporate power and authority to own, lease and operate its property and to carry on the Business as now being conducted and to own or lease the Assets owned or leased by it. Seller is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by Seller or the nature of the business conducted by Seller makes such qualification necessary and the absence of which would have a Material Adverse Effect.

      4.3 AUTHORIZATION AND VALIDITY OF AGREEMENT. Seller has full corporate power and authority, and Dr. Bilyeu has full power and authority, to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby, have been or as of the Closing Date will be duly authorized and approved by the Board of Directors and Dr. Bilyeu as the sole shareholder of Seller, and no other action on the part of Seller or its shareholder is necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and Dr. Bilyeu and is a valid and binding obligation of Seller and Dr. Bilyeu enforceable against each in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on Schedule
4.4 hereto, the execution, delivery and performance of this Agreement by Seller and Dr. Bilyeu and the consummation by Seller and Dr. Bilyeu of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under, any provision of the organizational documents of Seller; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Seller or Dr. Bilyeu or by which any of Seller's properties or assets may be bound; (c) require any filing by Seller or Dr. Bilyeu with, or require Seller or Dr. Bilyeu to obtain any permit, consent or approval of, or require Seller or Dr. Bilyeu to give any notice to, any governmental or regulatory body, agency or authority other than as set forth in Schedule 4.4 attached hereto; except where the failure to do so would not have a Material Adverse Effect, or (d) result in a violation or breach by Seller of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Seller (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Seller under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease franchise agreement or other instrument or obligation to which Seller is a party, or by which Seller or any of its properties or assets may be bound.

      4.5   NO SUBSIDIARIES.  Seller has no subsidiaries.

      4.6 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. Seller has heretofore furnished Purchaser with the unaudited balance sheet of Seller as of December 31, 1995 (the "Balance Sheet Date"), and the unaudited statements of operations and cash flows for the year then ended (the "Financial Statements"). The Financial Statements except as indicated therein, have been prepared in accordance with the books and records of Seller and in a manner consistent with prior periods.

The Financial Statements fairly present in all material respects the financial position of Seller at the date thereof and the results of operations of Seller and its cash flows for the period indicated. Except as set forth in Schedule 4.6 attached hereto, since the Balance Sheet Date there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Seller.

      4.7 BOOKS AND RECORDS. The minute books of Seller, as previously made available to Purchaser and its representatives, contain accurate records in all material respects of all meetings of, and corporate action taken by (including action taken by written consent) Seller and by the respective shareholders and Board of Directors of Seller.

      4.8 TITLE TO PROPERTIES; ENCUMBRANCES; CONDITION. Except as set forth in
Schedule 4.8 or 4.9, and except for properties and assets reflected in the Financial Statements or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, Seller has good and valid title to the Assets, in each case subject to no Encumbrances except for (i) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by Seller in the operation of the Business,
(ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due or delinquent, (iii) Encumbrances created by Purchaser, and (iv) Encumbrances relating to Assumed Obligations (liens of the type described in clauses (i), (ii), (iii) and (iv) above are hereinafter sometimes referred to as "Permitted Encumbrances"). Seller has heretofore furnished Purchaser with a schedule which sets forth all fixed assets owned or held under a capitalized lease by Seller as of the Balance Sheet Date. Each such asset used in the ordinary course of the Business is in good operating condition and repair, subject to ordinary wear and tear, except where such condition or repair would not have a Material Adverse Effect.

      4.9 REAL PROPERTY. Seller owns no real property, in whole or in part.
Schedule 4.9 identifies all leasehold interests of Seller and includes the name of the lessor thereof and a list of all indebtedness of Seller secured by a lien, mortgage or deed of trust thereon. Except as set forth on Schedule 4.9, the premises leased by Seller are in good operating condition, and in a state of good maintenance and repair, subject to ordinary wear and tear, except where such condition or maintenance would not have a Material Adverse Effect. To the knowledge of Seller and Dr. Bilyeu, the real property has adequate rights of ingress and egress for operation of the Business in the ordinary course. To the knowledge of Seller and Dr. Bilyeu, no condemnation or similar proceeding is pending or threatened, which would preclude or impair the use of any such property, except where such proceeding would not have a Material Adverse Effect.

      4.10 LEASES. Schedule 4.10 contains an accurate and complete list of all personal property leases to which Seller is a party (as lessee or lessor). Except where it would not have a Material Adverse Effect, each lease set forth in Schedule 4.10 is in full force and effect, and to the knowledge of Seller and Dr. Bilyeu, no event has occurred that with the giving of notice, the passage of time or both would constitute a default thereunder.

      4.11 MATERIAL CONTRACTS. Except as set forth in Schedule 4.11, the Assigned Contracts do not include (a) any agreement, contract or binding commitment relating to the employment of any person by Seller, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of profits, dividends or any other distributions, (c) any agreement, contract or binding commitment relating to capital expenditures in excess of $5,000 (d) any loan or advance to, or investment in, any Person or any agreement, contract or binding commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person, (f) any management service, consulting or any other similar type contract, (g) any agreement, contract or binding commitment limiting the freedom of Seller to engage in any line of business or to compete with any Person, (h) any agreement, contract or binding commitment which involves $5,000 or more and is not cancelable without penalty within 30 days, or (i) any other agreement, contract or binding commitment which is material to the operations of the Business. There are no proposals which have been submitted by Seller to any third party that, if accepted by such third party, would require disclosure on Schedule 4.11. Except where it would not have a Material Adverse Effect, each contract or agreement set forth in Schedule 4.11 is in full force and effect and to the knowledge of Seller and Dr. Bilyeu, there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.

      4.12 PERMITS. Schedule 4.12 attached hereto lists all of the governmental and other third party permits (including occupancy permits), licenses, consents and authorizations ("Permits") required, to the knowledge of Seller and Dr. Bilyeu, in connection with the use, operation or ownership of the Assets and the conduct of the Business as currently conducted. Seller holds all of the Permits listed on Schedule 4.12 (other than the dental licenses of dentists practicing in the Business), and, to the knowledge of Seller and Dr. Bilyeu, none is presently subject to revocation or challenge.

      4.13 LITIGATION. Except as set forth in Schedule 4.13, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency (each, a "Proceeding"), pending, or, to the knowledge of Seller and Dr. Bilyeu, threatened, against or affecting the properties, rights or goodwill of Seller, Dr. Bilyeu or employees of Seller, except where such Proceeding would not have a Material Adverse Effect, and Seller and Dr. Bilyeu do not know of any valid basis for any such Proceeding. There are no Proceedings pending or to the knowledge of Seller and Dr. Bilyeu threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

      4.14 TAXES. (a) All returns and reports for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Periods"), which are required to be filed by or with respect to Seller (collectively, the "Returns") have been or will be filed when due in a timely fashion and such Returns as filed are or will be accurate in all material respects.

            (b) Except as provided in Schedule 4.14, there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of Seller or Dr. Bilyeu, threatened by any authority regarding any Taxes relating to Seller for any Pre-Closing Period.

            (c) There are no liens or security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

            (d) Except as provided in Schedule 4.14, there are no agreements for the extension or waiver of the time for assessment of any Taxes relating to Seller for any Pre-Closing Period and Seller has not been requested to enter into any such agreement or waiver.

            (e) All Taxes relating to Seller which Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

            (f) Seller is not now nor has ever been a party to any Tax allocation or sharing agreement that could result in any liability to Purchaser.

      4.15 INSURANCE. Set forth in Schedule 4.15 is a complete list of insurance policies that Seller maintains with respect to its Business, properties or employees that are included in the Assets. Such policies are in full force and effect and, to the knowledge of Seller and Dr. Bilyeu, there exists no grounds on the part of the insurance carriers to cancel or reduce any coverage thereunder. In the judgment of Seller, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which Seller and its property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

      4.16 INTELLECTUAL PROPERTIES. Schedule 4.16 sets forth all material Intellectual Property used in the Business. The operation of the Business as conducted by Seller as of the Closing Date requires no material rights under Intellectual Property other than rights under Intellectual Property listed on
Schedule 4.16 and rights granted to Seller pursuant to agreements listed on
Schedule 4.16. Except as otherwise set forth in Schedule 4.16, Seller owns all right, title and interest in the Intellectual Property listed in Schedule 4.16. No litigation is pending or, to the knowledge of Seller or Dr. Bilyeu, threatened wherein Seller is accused of infringing or otherwise violating the Intellectual Property rights of another, or of breaching a contract conveying rights under Intellectual Property.

      4.17 COMPLIANCE WITH LAWS. Seller is in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to the Business, except where any noncompliance would not have a Material Adverse Effect.

      4.18 EMPLOYMENT RELATIONS. (a) To the knowledge of Seller and Dr. Bilyeu, Seller is not and has not engaged in any unfair labor practice; (b) to the knowledge of Seller and Dr. Bilyeu, no representation question exists respecting the employees of Seller; (c) Seller has not been notified of any grievance that might have a Material Adverse Effect and no arbitration proceeding arising out of or under any collective bargaining agreement is pending; and (f) no collective bargaining agreement is currently being negotiated by Seller.

      4.19 EMPLOYEE BENEFIT PLANS. Seller has delivered to Purchaser true and complete copies of all employee benefit plans, policies, programs and arrangements and all related contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of the Business prior to the Closing Date (the "Plans"). Each of the Plans has, to the knowledge of Seller and Dr. Bilyeu, been maintained in compliance with its terms and the requirements of all applicable laws. None of the Plans are subject to Title IV of ERISA or the minimum funding obligations of Section 412 of the Code, and Seller and any entity required to be aggregated therewith pursuant to
Section 414(b) or (c) of the Code have no liability under Title IV of ERISA or under Section 412(f) or 412(n) of the Code.

      4.20 ENVIRONMENTAL LAWS AND REGULATIONS. Except as set forth in Schedule 4.20, and except where it would not have a Material Adverse Effect (a) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any Seller Property by Seller, its authorized agents or its independent contractors (including suppliers) or any property adjoining any Seller Property,
(b) Hazardous Materials have not been Released or disposed of by Seller, its authorized agents or its independent contractors (including suppliers) on any Seller Property or, to the knowledge of Seller or Dr. Bilyeu, any property adjoining any Seller Property, except such Releases which do not violate any Environmental Laws, (c) to the knowledge of Seller and Dr. Bilyeu, Seller is in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any Seller Property, (d) to the knowledge of Seller and Dr. Bilyeu, there are no pending or threatened Environmental Claims against Seller or any Seller Property, (e) to the knowledge of Seller and Dr. Bilyeu, there are no facts or circumstances, conditions, pre-existing conditions or occurrences on any Seller Property that could reasonably be anticipated (A) to form the basis of an Environmental Claim against Seller or any Seller Property, or (B) to cause such Seller Property to be subject to any restrictions on the ownership, occupancy use or transferability of such Seller Property under any Environmental Law, (f) there are not now and there never have been any underground storage tanks located on any Seller Property, and (g) Seller has not in the ordinary course of business transported or stored Hazardous Materials.

      4.21 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except for relationships with Affiliates and as set forth on Schedule 4.21 hereto, Seller does not possess, directly or indirectly, any financial interest in, and Dr. Bilyeu is not a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee or competitor of Seller.

      4.22 COMPENSATION OF EMPLOYEES. Set forth in Schedule 4.22 is an accurate and complete list showing the names of all persons whose compensation from Seller collectively for the fiscal year ended on the Balance Sheet Date exceeded an annualized rate of $25,000 together with a statement of the full amount paid or payable to each such person for services rendered during the current fiscal year to date.

      4.23 PAYORS. Schedule 4.23 sets forth the five largest payors of Seller for the most recently completed fiscal year. The relationship of Seller with each of such payors as of the date of this Agreement is a good commercial working relationship, and except as set forth in Schedule 4.23 no significant payor has canceled or otherwise terminated or, to the knowledge of Seller or Dr. Bilyeu threatened to cancel or otherwise terminate, its relationship with Seller within the last three years.

      4.24 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. Except as set forth on
Schedule 4.24, the Accounts Receivable on the Closing Date Balance Sheet are collectible in the ordinary course of business, net of the reserves set up with respect thereto. Except as set forth on Schedule 4.24, there has been no change since the Balance Sheet Date (other than in the ordinary course of business) in the amount of the Accounts Receivable or other fees or debts due to Seller or the allowances with respect thereto, or Accounts Payable by Seller, from that reflected in the Balance Sheet.

      4.25 SOLVENCY. Seller is not entering into this Agreement with actual intent to hinder, delay or defraud creditors.

      4.26 DISCLOSURE. None of this Agreement, the Financial Statements, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

      4.27 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of Seller is, or will be, entitled to any commission or broker's or finder's or similar fees in connection with this Agreement or any of the transactions contemplated hereby.

      4.28 COPIES OF DOCUMENTS. Seller has caused to be made available for inspection and copying by Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article IV or in any Schedule attached hereto.

      4.29  INVESTMENT REPRESENTATIONS.

            (a) Seller and Dr. Bilyeu understand that the Common Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Seller and Dr. Bilyeu also understand that the Common Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon their respective representations contained in this Agreement.

            (b) Seller has, and Dr. Bilyeu, in consultation with his accountants, attorneys and financial advisors has, substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Castle so that he is capable of evaluating the merits and risks of its investment in Castle and has the capacity to protect his own interests. Seller and Dr. Bilyeu each understand that it or he must bear the economic risk of this investment indefinitely unless the Common Stock is registered pursuant to the Securities Act, or an exemption from registration is available. Seller and Dr. Bilyeu understand that Castle has no present intention of registering the Common Stock. Seller and Dr. Bilyeu also understand that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow either of them to transfer all or any portion of the Common Stock under the circumstances, in the amounts or at the times he might propose.

            (c) Each of Seller and Dr. Bilyeu is acquiring the Common Stock for his or its own account for investment only, and not with a view towards distribution.

            (d) Each of Seller and Dr. Bilyeu represents that by reason of his or its business or financial experience, he or it has the capacity to protect his or its own interests in connection with the transactions contemplated in this Agreement.

            (e) Each of Seller and Dr. Bilyeu represents that he or it is an accredited investor within the meaning of Regulation D under the Securities Act.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                                 OF PURCHASER

      5.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller and Dr. Bilyeu as follows:

      5.2 EXISTENCE AND GOOD STANDING OF PURCHASER; POWER AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Purchaser has full corporate power and authority to make, execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and approved by all required corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      5.3 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both; (a) violate, conflict with, or result in a breach or default under any provision of the certificate of incorporation or by-laws of Purchaser; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Purchaser or Castle or by which any of their respective properties or assets may be bound; (c) require any filing by Purchaser with, or require Purchaser to obtain any permit, consent or approval of, or require Purchaser to give any notice to, any governmental or regulatory body, agency or authority or any third party other than as set forth in Schedule 5.3; or (d) result in a violation or breach by Purchaser of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Purchaser (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser pursuant to, any of the terms, conditions or provision of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Purchaser is a party, or by which it or any of its properties or assets may be bound, except in the case of Subsections 5.3(b),
(c), and (d), for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a Material Adverse Effect.

      5.4 CAPITAL STOCK. The authorized capital stock of Castle consists solely of 18,755,263 shares of Common Stock of which 4,000,000 shares have been issued as of the date of this Agreement, and 1,244,737 shares of Preferred Stock, $.001 par value per share ("Preferred Stock"), all of which shares have been issued. All of the shares of Common Stock of Castle delivered pursuant to Section 3.1 hereof shall be duly and validly authorized, and, following the Closing, will be validly issued, fully paid, nonassessable and free of any liens or encumbrances.

      5.5 LITIGATION. Except as set forth in Schedule 5.5 hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Purchaser, threatened, against or affecting the properties, rights or goodwill of Castle, Purchaser or their employees, except where such Proceeding would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Castle or Purchaser, and Purchaser does not know of any valid basis for any such action, proceeding or investigation. There are no such Proceedings pending or, to the knowledge of Purchaser, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

      5.6 COMPLIANCE WITH LAWS. To the knowledge of Purchaser, Castle and Purchaser are in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to their respective business, except where any noncompliance would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Castle or Purchaser.

      5.7 FINANCIAL STATEMENTS. The audited financial statements of Castle as of December 31, 1995, attached hereto as Schedule 5.7 (to be attached prior to the Closing Date), are complete and correct in all material respects and present fairly in accordance with generally accepted accounting principles consistently applied, the financial condition of Castle and the results of operations of Castle as of the dates thereof and for the periods indicated.

      5.8 BROKER'S OR FINDER'S FEES. Except for a fee payable by Purchaser to the GulfStar Group, no agent, broker, Person or firm acting on behalf of Purchaser is, or will be, entitled to any fee, commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby.


                                  ARTICLE VI

                      CONDITIONS TO SELLER'S OBLIGATIONS

      The obligations of Seller under this Agreement to sell, or cause to be sold, the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of all of the following conditions:

      6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Purchaser shall have delivered to Seller on the Closing Date a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect.

      6.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements and covenants of Purchaser to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Purchaser shall have delivered to Seller a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect.

      6.3 NO LITIGATION THREATENED. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Purchaser shall have delivered to Seller a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect to the best knowledge of such officer.

      6.4 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

      6.5 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and Dr. Bilyeu and their counsel, and Seller and Dr. Bilyeu shall have received copies of all such documents and other evidence as its or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      6.6 EMPLOYMENT AGREEMENTS. Dr. Bilyeu, Philip Hammer and David North shall have received Employment Agreements, substantially in the form of Exhibits B-1. B-2 and B-3, respectively, attached hereto, executed by the Purchaser and Castle.

      6.7 REGISTRATION RIGHTS AGREEMENT. Dr. Bilyeu shall have received a Registration Rights Agreement, substantially in the form of Exhibit E hereto, executed by Castle Dental Centers, Inc.

      6.8 CONSENTS. Each of the consents referred to in Schedule 5.3 hereto shall have been obtained.

      6.9 DUE DILIGENCE. Dr. Bilyeu and Seller shall have satisfactorily completed their due diligence review of Castle and Buyer, and shall not have determined, in the exercise of their reasonable discretion, that the information obtained from such review materially and adversely affects their appraisal of the business, prospects and financial condition of Castle.

                                  ARTICLE VII

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

      The obligations of Purchaser under this Agreement to purchase the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of all of the following conditions:

      7.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Dr. Bilyeu contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; and Seller and Dr. Bilyeu shall have delivered to Purchaser on the Closing Date a certificate of an authorized representative of Seller and Dr. Bilyeu, dated the Closing Date, to such effect.

      7.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements and covenants of Seller to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Seller shall have delivered to Purchaser a certificate of an authorized representative of Seller, dated the Closing Date, to such effect.

      7.3 DOCUMENTS OF CONVEYANCE. Purchaser shall have received from Seller fully executed documents of conveyance vesting in Purchaser good and valid title to the Assets, free and clear of any Encumbrances except Permitted Encumbrances.

      7.4 NO LITIGATION THREATENED. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Seller shall have delivered to Purchaser a certificate of an authorized representative of Seller, dated the Closing Date, to such effect to the best knowledge of such officer.

      7.5 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

      7.6 CONSENTS. Each of the consents referred to in Schedule 4.4 attached hereto shall have been obtained.

      7.7 LEGAL OPINION. Seller shall have delivered to Purchaser the opinion of Waller Lansden Dortch & Davis, their counsel, substantially in the form of Exhibit C attached hereto.

      7.8 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      7.9 NEW PC. Dr. Bilyeu shall have organized New PC and New PC shall have entered into Employment Agreements with the dentists employed as of the Closing by Seller and Seller shall have duly and validly assigned to New PC all reimbursement contracts with third party insurance companies, managed care companies and other reimbursement sources referred to in Section 2.2(e). Seller shall have changed its corporate name to a name reasonably acceptable to Purchaser and New PC shall have changed its corporate name to Castle Mid-South Dental Center, P.C.

      7.10 EXECUTION OF MANAGEMENT SERVICES AGREEMENT. Purchaser and New PC shall have entered into a Management Services Agreement substantially in the form of Exhibit F hereto.

      7.11 STOCKHOLDERS AGREEMENT. Dr. Bilyeu shall have entered into a Stockholders Agreement with Castle and certain of its other Stockholders, substantially in the form of Exhibit D.

      7.12 SUBORDINATION AGREEMENT. Seller shall have executed and delivered a Subordination Agreement with respect to the promissory note described in Section 3.1(b) in form and substance satisfactory to the senior and senior subordinated lenders of Castle.

                                 ARTICLE VIII

                      COVENANTS OF SELLER AND DR. BILYEU

      Seller and Dr. Bilyeu hereby covenant and agree with Purchaser as follows:

      8.1 COOPERATION BY SELLER. Seller and Dr. Bilyeu shall use their reasonable best efforts to cooperate with Purchaser to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller and Dr. Bilyeu to effect the transactions contemplated on its or his part hereby, and Seller and Dr. Bilyeu shall otherwise use their reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Seller and Dr. Bilyeu further agree to deliver to Purchaser prompt written notice of any event or condition which if it existed on the date of this Agreement, would result in any of the representations and warranties of Seller or Dr. Bilyeu contained herein being untrue in any material respect.

      8.2 CONDUCT OF BUSINESS. Except as Purchaser may otherwise consent to in writing, between the date hereof and the Closing Date, Seller shall, (a) conduct the Business only in the ordinary course, (b) use its reasonable efforts to keep available the services of its employees and maintain satisfactory relationships with licensors, suppliers, lessors, distributors, customers, clients and others,
(c) maintain, consistent with past practice and good business judgment, all the Assets in customary repair, order and condition, ordinary wear and tear excepted, and insurance upon all the Assets used in the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, to the extent available at current premiums, and (d) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice.

      8.3 EXCLUSIVE DEALING. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, neither Seller nor Dr. Bilyeu shall take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser (other than to accountants, attorneys, employees and other representatives of Seller and Dr. Bilyeu engaged by them in connection with the transactions contemplated by this Agreement), concerning any sale of the Assets or any material part thereof or a similar transaction involving Seller or Dr. Bilyeu.

      8.4 REVIEW OF THE ASSETS. Purchaser may, prior to the Closing Date, through its representatives, review (a) the Assets, (b) the complete working papers of Seller's certified public accountants used in their preparation of financial statements for Seller and (c) the Books and Records of Seller and to otherwise review the financial and legal condition of Seller as Purchaser deems necessary or advisable to familiarize itself with the Business and related matters; such review shall not, however, affect the representations and warranties made by Seller and Dr. Bilyeu hereunder or the remedies of Purchaser for breaches of those representations and warranties. Such review shall occur only during normal business hours upon reasonable notice by Purchaser. Seller and Dr. Bilyeu shall permit Purchaser and its representatives to have, after the execution of this Agreement, full access to employees of Seller who can furnish Purchaser with financial and operating data and other information with respect to the Business as Purchaser shall from time to time reasonably request.

      8.5 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, Seller and Dr. Bilyeu shall, at the reasonable request of Purchaser and at Purchaser's expense, execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.


                                  ARTICLE IX

                            COVENANTS OF PURCHASER

      Purchaser hereby covenants and agrees with Seller and Dr. Bilyeu as follows:

      9.1 COOPERATION BY PURCHASER. Purchaser will use its reasonable best efforts, and will cooperate with Seller and Dr. Bilyeu, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Purchaser to effect the transactions contemplated on its part hereby, and Purchaser will otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Purchaser further agrees to deliver to Seller and Dr. Bilyeu prompt written notice of any event or condition, which if it existed on the date of this Agreement, would result in any of the representations and warranties of Purchaser contained herein being untrue in any material respect.

      9.2 BOOKS AND RECORDS; PERSONNEL. At all times after the Closing Date, Purchaser shall allow Seller and any agents of any Seller, upon reasonable advance notice to Purchaser, access to all Books and Records of Seller which are transferred to Purchaser in connection herewith, to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, employment matters, tax returns or audits, or reports to or filings with governmental agencies, during normal working hours at Purchaser's principal places of business or at any location where such Books and Records are stored, and Seller shall have the right, at Seller's sole cost, to make copies of any such Books and Records.

      9.3 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, Purchaser shall, at the request of Seller or Dr. Bilyeu and at such Seller's expense, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

      9.4 DUE DILIGENCE INVESTIGATION. Prior to the Closing Date, Purchaser and Castle will make available to Seller and Dr. Bilyeu and their respective attorneys, accountants, consultants and agents, any and all information regarding Purchaser and Castle and their respective businesses, operations, financial affairs and management, including but not limited to the information contained on Schedule 9.4 attached hereto, to the extent such information is in the possession of Purchaser or Castle or can be obtained without unreasonable burden or expense, to permit Seller and Dr. Bilyeu to familiarize themselves with the business of the Purchaser and Castle and to make an informed investment judgment with respect to the Common Stock of Castle referred to in Section 3.1(c). The Purchaser and Castle agree to make available to Seller and Dr. Bilyeu and their respective attorneys, accountants, consultants and agents management members and representatives of Purchaser and Castle to respond to any questions or inquiries from such parties regarding the Purchaser, Castle and their respective businesses, operations, financial affairs and management.

The due diligence investigation shall be conducted at the principal offices of Castle in Houston, Texas, at such time or times during normal business hours as are reasonably requested by Seller and Dr. Bilyeu, or information will be delivered, on reasonable request, to the offices of Seller or Dr. Bilyeu or their representatives. Seller and Dr. Bilyeu agree to complete such investigation on or before May 17, 1996, or such date not later than May 31, 1996 which is 14 days after the date on which all information reasonably requested by Seller or Dr. Bilyeu or their representatives within five business days of the start of the due diligence period is made available to them.

All parties participating in the due diligence review shall be bound by confidentiality agreements in form and substance satisfactory to the Purchaser and Castle.

                                   ARTICLE X

                                  TERMINATION

      10.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

            (a) by the mutual written consent of Purchaser, Dr, Bilyeu and Seller; or

            (b) by Purchaser, Dr. Bilyeu, or Seller in writing without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing Date shall not have occurred on or before May 31, 1996; or

            (c) by either Purchaser, on the one hand, or Dr. Bilyeu and Seller, on the other hand, in writing, without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in default or breach of this Agreement), if the other party shall (i) fail to perform its or their covenants or agreements contained herein required to be performed prior to the Closing Date, or
      (ii) breach or have breached any of its representations or warranties contained herein.

      10.2 EFFECT ON OBLIGATIONS. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for the obligations under Sections 12.8 and 12.11 hereof and the obligations set forth in the next succeeding sentence of this Section 10.2. Upon any termination of this Agreement each party hereto will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.

                                  ARTICLE XI

                         SURVIVAL AND INDEMNIFICATION

      11.1 INDEMNIFICATION OF THE SELLER. The Purchaser, from and after the Closing Date, shall indemnify and hold Seller and Dr. Bilyeu and their respective Affiliates (the "Seller Indemnitees") harmless from and against any and all damages (including exemplary damages and penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages"), suffered by any Seller Indemnitee prior to the first anniversary of the Closing Date as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Purchaser under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Seller by the Purchaser pursuant to the terms of this Agreement or (b) any liability or obligation (other than those for which Purchaser are being indemnified by Seller and Dr. Bilyeu hereunder) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date.

      11.2 INDEMNIFICATION OF THE PURCHASER. Seller and Dr. Bilyeu, jointly and severally, shall indemnify and hold Purchaser and its Affiliates (the "Purchaser Indemnitees") harmless from and against any and all Damages suffered by any Purchaser Indemnitee as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Seller or Dr. Bilyeu under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Purchaser by the Seller pursuant to the terms of this Agreement, (b) any liability or obligation (other than those for which Seller and Dr. Bilyeu are being indemnified by Purchaser hereunder and other than those relating to or arising from the Assumed Obligations) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring before the Closing Date, or (c) the uncollectibility of more than $10,000 of Accounts Receivable (net of applicable reserve) after nine months. The aggregate amount of indemnification which may be recovered under this Section 11.2 by Purchaser from Dr. Bilyeu and Seller, or either of them, shall not exceed the amount of the Purchase Price.

      11.3 DEMANDS. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

      11.4 RIGHT TO CONTEST AND DEFEND. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

      11.5 COOPERATION. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim.

      11.6 RIGHT TO PARTICIPATE. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

      11.7 PAYMENT OF DAMAGES. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

      11.8 LIMITATION ON INDEMNIFICATION.No claim for indemnification under this
Article XI may be made unless and until the party seeking indemnification has suffered, incurred, sustained or become subject to Damages in excess of $10,000 in the aggregate (except with respect to the Accounts Receivable referred to in Section 11.2(c) with respect to which no additional threshold in excess of the $10,000 threshold described in Section 11.2(c) is intended); provided, however, that (whether or not Damages in excess of $10,000 have been incurred) indemnification under this Article XI may be claimed for, and full recovery may be had with respect to, all Damages resulting from any indemnifying party's intentional, willful or reckless nonfulfillment or breach of any covenant or agreement made by such indemnifying party as a part of or contained in this Agreement. Except as specifically provided in this Section 11.8, all claims for indemnification under this Article XI for Damages (without regard to the Accounts Receivable described in Section 11.2(c)) will accumulate until such time as such claims for indemnification exceed $10,000 in the aggregate, at which time, all amounts may be recovered as provided herein.

                                  ARTICLE XII

                                 MISCELLANEOUS

      12.1 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings (whether oral or written) between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

      12.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided that this Agreement, including the representations and warranties herein, may not be assigned by Seller or Dr. Bilyeu without the prior written consent of Purchaser or by Purchaser to any Person without the prior written consent of Seller and Dr. Bilyeu.

      12.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

      12.4 HEADINGS. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

      12.5 MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

      12.6 NO THIRD PARTY BENEFICIARY RIGHTS. This Agreement is not intended to and shall not be construed to give any Person (other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

      12.7 SALES AND TRANSFER TAXES. Purchaser shall be responsible for and pay all applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby.

      12.8 EXPENSES. Except as otherwise provided in this Agreement, Seller, Dr. Bilyeu and Purchaser shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

      12.9 NOTICE. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be sufficiently given if delivered in person or sent by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            if to Purchaser, to:

            Castle Dental Centers of Tennessee, Inc.
            1360 Post Oak Boulevard
            Suite 1300
            Houston, Texas 77056
            with a copy to:

            William D. Gutermuth
            Bracewell & Patterson, L.L.P.
            South Tower Pennzoil Place
            711 Louisiana, Suite 2900
            Houston, Texas   77002-2856

            if to Seller or Dr. Bilyeu, to:

            G. Powell Bilyeu, D.D.S.
            MidSouth Dental Centers, Inc.
            1010 Murfreesboro Road
            Suite 196
            Franklin, Tennessee   37064

            with a copy to:

            William F. Carpenter III
            Waller Lansden Dortch & Davis
            511 Union Street
            Suite 2100
            Nashville, Tennessee   37219-8966

or at such other address for a party as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier.

      12.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without regards to conflict of law rules thereof.

      12.11 CONFIDENTIALITY; PUBLICITY. The terms and conditions of this Agreement shall not be disclosed by any party hereto without the prior written consent of the other parties; provided, however, that Purchaser may disclose such information as is required to comply with the requirements of its lenders and investors and to comply with applicable securities laws. No party hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party hereto to the contents and the manner of presentation and publication thereof.

      12.12 SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

      12.13 ENFORCEMENT. The parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and that should any dispute arise concerning the sale of the Assets or any other matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                CASTLE DENTAL CENTERS OF TENNESSEE, INC.

                                By:_____________________________
                                Name: Jack H. Castle, Jr.
                                Title:  President

                                MID-SOUTH DENTAL CENTER, P.C.

                                By:_____________________________
                                Name: G. Powell Bilyeu, D.D.S.
                                Title:  President

                                     G. POWELL BILYEU, D.D.S.